Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nano Dimension Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-217173) on Form F-3, and the registration statement (No. 333-214520) on Form S-8, of Nano Dimension Ltd. of our report dated March 13, 2019, with respect to the consolidated statements of financial position of Nano Dimension Ltd. and its subsidiaries as of December 31, 2016, 2017 and 2018 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018, which report appears in the December 31, 2018 annual report on Form 20-F of Nano Dimension Ltd.

Our report dated March 13, 2019 contains an explanatory paragraph that states that Nano Dimension Ltd. has a lack of sufficient resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report refers to a change in the functional and presentation currency from NIS to U.S. dollars as of January 1, 2018.

/s/ Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

March 14, 2019